Exhibit 99.1

ThermoGenesis Holdings Announces Financial Results for the Second Quarter Ended June 30, 2022 and Provides Corporate Update

Driven by Sales of the AXP, Total Revenues for the Quarter Rose 38% Compared to Prior Year

Conference Call to be Held Today at 12:00 p.m. PT/3:00 p.m. ET

RANCHO CORDOVA, Calif., August 11, 2022 -- ThermoGenesis Holdings, Inc. (Nasdaq: THMO), a market leader in automated cell processing tools and services in the cell and gene therapy field, today reported financial and operating results for the second quarter ended June 30, 2022 and provided a corporate strategic update.

“Clinical trials for CAR-T and other next-generation cell and gene therapeutics have continued unabated, while the industry continues to grapple with high manufacturing costs and serious capacity limits created by long CDMO wait times and the need for current good manufacturing practice (cGMP) facilities to bring these extremely complex, life saving personalized therapies to market,” stated Chris Xu, Ph.D., Chief Executive Officer of ThermoGenesis.

“During the second quarter, we took steps toward the launch of our TG Biosynthesis division, including starting to build-out the approximate 35,475 square feet of laboratory and office space leased earlier this year to create a state-of-the-art, cGMP compliant facility with 12 cGMP clean room suites to support the industry’s manufacturing requirements by leveraging our proprietary technology to more rapidly and cost efficiently produce these potentially life-saving drug candidates in development. In particular, we plan to utilize our proprietary CAR-TXpress™ platform technology and the numerous benefits it offers, including the ability to reduce critical cell processing time by 75%, improve cell recovery by 45% and reduce the costs related to CAR-T and other cell and gene therapies by up to 50%, to begin providing the industry with world-class CDMO services. This is expected to include high-quality development and manufacturing capabilities, cell and tissue processing development, quality systems, regulatory compliance, and other cell manufacturing solutions for clients with therapeutic candidates in diverse stages of development. As previously stated, we intend to launch the TG Biosynthesis division and our CDMO services to customers later this year.”

Financial Results for the Quarter Ended June 30, 2022

Net revenues. Net revenues for the quarter ended June 30, 2022 rose to $3.0 million, compared to $2.2 million for the quarter ended June 30, 2021, an increase of approximately $0.8 million or 38%. The increase was driven by approximately $0.9 million in additional sales for AXP® offset by approximately $0.1 million less in CAR-TXpress revenues.

Gross profit. Gross profit for the quarter ended June 30, 2022, was $0.9 million, or 31% of net revenue, compared to $1.0 million, or 45% of net revenues, for the second quarter ended June 30, 2021, a decrease of $47,000. The decrease was driven by inventory reserves and higher costs from the Company’s AXP disposable manufacturer.

Selling, general and administrative expenses. Selling, general and administrative expenses were $2.0 million for the quarter ended June 30, 2022, as compared to $3.5 million for the quarter ended June 30, 2021, a decrease of $1.5 million or 43%. The decrease was driven by stock compensation expense which decreased by approximately $1.9 million primarily due to the accelerated expense for the stock options that were voluntarily surrendered by Company executives in the three months ended June 30, 2021, offset by increased rent expense of approximately $0.3 million for the new CDMO facility leased by the Company beginning in April 2022.

Research and development expenses. Research and development expenses were $0.4 million for the three months ended June 30, 2022, compared to $0.6 million for the three months ended June 30, 2021, a decrease of $0.2 million or 37%. The decrease was driven by approximately $0.2 million in stock compensation and BACS development expenses.

Interest expense. Interest expense for the second quarter ended June 30, 2022 was $1.3 million compared to $1.5 million for the quarter ended June 30, 2021, a decrease of $0.2 million or 11%. The decrease was driven by lower amortization of the debt discount on convertible promissory notes.

Net loss. For the quarter ended June 30, 2022, the Company reported a comprehensive loss attributable to common stockholders of $2.7 million, or ($0.20) per share, based on approximately 13.5 million weighted average basic and diluted common shares outstanding. This compares to a comprehensive net loss of $4.5 million, or ($0.36) per share, based on approximately 11.9 million weighted average basic and diluted common shares outstanding for the second quarter ended June 30, 2021.

Liquidity and capital resources. At June 30, 2022, the Company had cash and cash equivalents totaling $4.0 million, compared with $7.8 million at December 31, 2021. Working capital was $1.8 million at June 30, 2022, as compared to $8.6 million at December 31, 2021.

Conference Call and Webcast Information

ThermoGenesis will host a conference call today at 12:00 p.m. PT/3:00 p.m. ET. To participate in the conference call, please dial 1-844-889-4331 (domestic), 1-412-380-7406 (international) or 1-866-605-3852 (Canada). To access a live webcast of the call, please visit: https://thermogenesis.com/investors/news-and-events/events-webcasts.

A webcast replay will also be available on ThermoGenesis’ website for three months. To access the replay, please visit: https://thermogenesis.com/investors/news-and-events/events-webcasts.

About ThermoGenesis Holdings, Inc.

ThermoGenesis Holdings, Inc. develops, commercializes, and markets a range of automated technologies for CAR-T and other cell-based therapies. The Company currently markets a full suite of solutions for automated clinical biobanking, point-of-care applications, and automation for immuno-oncology, including its semi-automated, functionally closed CAR-TXpress™ platform, which streamlines the manufacturing process for the emerging CAR-T immunotherapy market. For more information about ThermoGenesis, please visit: www.thermogenesis.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. The forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements contained herein. When used in this press release, the words "anticipate," "believe," "estimate," "expect" and similar expressions as they relate to the Company, or its management are intended to identify such forward-looking statements. Actual results, performance or achievements could differ materially from the results expressed in or implied by these forward-looking statements. Readers should be aware of important factors that, in some cases, have affected, and in the future could affect, actual results to differ materially from those expressed in any forward-looking statements made by or on behalf of the Company. These factors include without limitation, the ability to obtain capital and other financing in the amounts and at the times needed to launch new products, market acceptance of new products, the nature and timing of regulatory approvals for both new products and existing products for which the Company proposes new claims, realization of forecasted revenues, expenses and income, initiatives by competitors, price pressures, failure to meet FDA regulated requirements governing the Company’s products and operations (including the potential for product recalls associated with such regulations), risks associated with initiating manufacturing for new products, failure to meet Foreign Corrupt Practice Act regulations, legal proceedings, uncertainty associated with the COVID-19 pandemic, and other risk factors listed from time to time in our reports with the Securities and Exchange Commission (“SEC”), including, in particular, those set forth in ThermoGenesis Holdings’ Form 10-K for the year ended December 31, 2021.

Company Contact:
Wendy Samford
916-858-5191
ir@thermogenesis.com

Investor Contact:
Paula Schwartz, Rx Communications
917-322-2216
pschwartz@rxir.com

Financials

ThermoGenesis Holdings, Inc.

Condensed Consolidated Balance Sheets

	June 30, 2022	December 31, 2021
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$4,001,000	$7,280,000
Accounts receivable, net	2,309,000	733,000
Inventories	5,493,000	5,373,000
Prepaid expenses and other current assets	681,000	1,578,000
Total current assets	12,484,000	14,964,000

Inventories, non-current	994,000	1,709,000
Equipment and leasehold improvements, net	1,279,000	1,261,000
Right-of-use operating lease assets, net	477,000	571,000
Right-of-use operating lease assets – related party	3,754,000	--
Goodwill	781,000	781,000
Other intangible assets, net	1,302,000	1,318,000
Other assets	256,000	48,000
Total assets	$21,327,000	$20,652,000

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$1,240,000	$1,280,000
Other current liabilities	9,451,000	5,068,000
Total current liabilities	10,691,000	6,348,000

Long-term liabilities	5,127,000	10,907,000

ThermoGenesis Holdings, Inc. stockholders' equity	6,179,000	3,828,000

Noncontrolling interests	(670,000)	(431,000)
Total liabilities and equity	$21,327,000	$20,652,000

ThermoGenesis Holdings, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net revenues	$3,029,000	$2,201,000	$5,692,000	$3,718,000
Cost of revenues	2,090,000	1,215,000	3,813,000	2,024,000

Gross profit	939,000	986,000	1,879,000	1,694,000

Expenses:
Selling, general and administrative	1,989,000	3,502,000	3,682,000	5,494,000
Research and development	392,000	622,000	847,000	1,001,000

Total operating expenses	2,381,000	4,124,000	4,529,000	6,495,000

Loss from operations	(1,442,000)	(3,138,000)	(2,650,000)	(4,801,000)

Other expenses

Interest expense	(1,359,000)	(1,524,000)	(2,182,000)	(3,043,000)
Other income (expenses)	--	(10,000)	(4,000)	(11,000)
Gain on extinguishment of debt	--	--	--	652,000
Total other expense	(1,359,000)	(1,534,000)	(2,186,000)	(2,402,000)

Net loss	(2,801,000)	(4,672,000)	(4,836,000)	(7,203,000)

Loss attributable to noncontrolling interests	(113,000)	(133,000)	(239,000)	(251,000)
Net loss attributable to common stockholders	$(2,688,000)	$(4,539,000)	$(4,597,000)	$(6,952,000)

ThermoGenesis Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Six Months Ended June 30,
	2022	2021
Cash flows from operating activities:
Net cash used in operating activities	$(5,101,000)	$(5,244,000)

Cash flows from investing activities:
Capital expenditures	(219,000)	(80,000)
Cash flows from financing activities:
Proceeds from issuance of common stock, net of expenses	2,044,000	6,832,000

Net cash provided by financing activities	2,044,000	6,832,000

Effects of foreign currency rate changes on cash and cash equivalents	(3,000)	(1,000)
Net increase (decrease) in cash, cash equivalents and restricted cash	(3,279,000)	1,507,000

Cash, cash equivalents and restricted cash at beginning of period	7,280,000	7,161,000
Cash, cash equivalents and restricted cash at end of period	$4,001,000	$8,668,000